Exhibit 10.58

Loan Contract of Current Fund

No.

Borrower: Ningbo Keyuan Plastic Co., Ltd.
Business License No. 330200400023187
Legal Representative/Person in Charge: Chunfeng Tao
Address： Qinzhi Industrial Zone, Beilun District, Ningbo City Post Code: 315803
Financial Institution of Deposit and Account: Beilun Sub-branch, Bank of China,
810735036108091001
Tel.: 86232939 Fax: 86232618

Lender: Bank of China, Beilun Branch
Legal Representative/ Person in Charge: Shuguang Sun
Address: No. 245, Huashan Road, Beilun District Post Code: 315800
Tel: 86880639 Fax: 86880294

The Lender and the Borrower hereby conclude this Contract upon agreement of a short-term
RMB loan reached through friendly and fair negotiation.

This contract is an individual agreement under□<Credit Line Agreement>/□<General Agreement of Credit Business> with a number of / signed between / and / (as an optional article, it shall be deleted if not applicable).

Article 1.Amount of Loan
Loan currency: USD
Amount of loan	(Spell-Out)Eleven Million (Numeric) USD11,000,000

If, on the date of actual drawing by the Borrower hereunder, the credit balance already drawn by the Lender under the <Credit Line Agreement>, after converted into / (currency) based on the currency rate / on the said date of actual drawing hereunder, exceeds the credit line agreed in the Credit Line Agreement due to fluctuation of exchange rate, the Lender shall have the right to terminate this Contract or refuse the Borrower’s application for drawing; if the credit line available under the Credit Line Agreement is less than the loan amount hereunder, the Lender shall have the right to reduce the loan amount hereunder and determine the loan amount hereunder based on the said credit line available(As an optional clause, it shall be deleted if not applicable).

Article 2. Loan Term

The loan term shall be 12 months / days, commencing from the date of actual drawing, or, in case of drawing by installments, from the first date of actual drawing.

The Borrower shall draw the loan hereunder within the agreed time limit. If the date of actual drawing is later than the agreed time limit, the Borrower shall still repay the loan pursuant to the time limit for repayment as agreed in this Contract.

Article 3. Purpose of Loan

The loan shall be for purpose of:  purchasing raw materials.

Without written consent of the Lender, the Borrower shall not change the loan purpose, including but not limited to, that the Borrower shall not invest the loan into stocks or other securities, nor use the loan for any project banned by any laws, regulations, provisions or policies of the State or not approved legally or for any project and purpose into which any bank loan is prohibited from being invested.

Article 4. Interest Rate and Settlement of Interests (Notes: complete with factual information.)

1.      Interest rate
Interest rate as following first method:

(1). Fixed interest rate. The annual interest rate shall be 6.384% that shall remain unchanged within the term of this Contract.

(2). Floating interest rate. The floating period shall be ____/__ months: The interest rate shall be readjusted for every ____/__ months from the date of actual drawing (in case of drawing by installments, from the first date of actual drawing). The readjustment date shall be that in the readjustment month corresponding to the date of actual drawing. If there is no date in the readjustment month corresponding to the date of actual drawing, the readjustment date shall be the last date in the readjustment month.

Per each withdrawal:
RMB loan floating interest rate

A.	Initial interest rate shall be the benchmark interest rate of loan issued by The People’s Bank of China on actual withdrawal date. floating upward/ floating downward(pick one) / %.

B.
Re-pricing Date, re-pricing according to corresponding loan benchmark rate issued by The People’s Bank of China that day, floating upward/ floating downward(pick one) / % as the appropriate interest of the floating period.

Foreign currency loan floating interest:

A.	Initial interest rate shall be the benchmark interest rate of loan issued by The People’s Bank of China on actual withdrawal date. floating upward/ floating downward(pick one) / %.

B.
Re-pricing Date, re-pricing according to corresponding loan benchmark rate issued by The People’s Bank of China that day, floating upward/ floating downward(pick one) / % as the appropriate interest of the floating period.

Foreign currency loan floating interest:

A.	Initial interest rate shall be the latest ____/__ month obtained from Reuters one the last working day before actual withdrawal date at (Beijing time ) 9:00 am plus ____/__ base point.

B.
Re-pricing Date, re-pricing according to the latest floating period obtained from Reuters one the last working day before actual withdrawal date at (Beijing time ) 9:00 am plus ____/__  base point as the appropriate interest of the floating period.

2.	Calculations of interests

Interest is calculated according to the actual payment amount and days since the date of Party B made payment.
Calculation formula: Interest=Principal*Days*Daily interest rate.
Basis for calculating daily interest rate is of 360 days, the reduction formula is: daily interest rate=annual interest rate/360.

3.	Method of interest settlement
Interest settlement is according to the following _first_ way:

(1)	Settlement with quarter, 20th of each last month per quarter as the interest settlement day, and the 21st as the payment day.

(2)	Settlement with month, 20th of each month as the interest settlement day, and the 21st as the interest payment day.

On the condition that the final payment day of the financing principal is not the same date of interest payment day, then the final payment day is considered as interest payment day and Party A shall pay off the entire interest.

4.	Default interest

(1)
If Party A fails to return the payment of Inward Bills within the agreed time, as for the overdue payment, the default interest shall begin accruing according to the default interest rate starting from the date of late payment until both the principal and interest are paid off.

(2)	If Party A fails to pay the interest and default interest in time, it can be penalized with compound interest per month/per quarter according to agreed default interest in this contract.

(3)	Default interest rate Fixed interest rate

A. Default interest rate is a floating rate, the floating period is  12 month/ /year. In every floating period, the default interest shall be re-priced on the default date. The re-pricing date is the corresponding date in the month of the default date. If there is no corresponding date in the same month, then the last date of the month is the re-pricing date.

B. Default interest rate equals to the benchmark interest rate in the item C below plus 20%.

C. In the initial floating period, the benchmark interest rate is the financing interest rate item 1 of this Article. After each full floating period, the benchmark interest rate shall be calculated as below:

Financing in RMB, it floats upward/ floats downward according to the same level loan benchmark interest rate issued by the People’s Bank of China in the re-pricing day.
Financing with foreign currency,
It is the loan interest rate within the same floating period of / years of the re-pricing day implemented by Bank of China, Inc.
√It equals to Libor of the latest 12 months floating period obtained from Reuters of the prior day of re-pricing day before 9:00 (Beijing time) pluses 530.

Article 5. Preconditions of Withdrawal

The Borrower shall meet the following conditions before drawing the loan hereunder:

1.	This Contract and its Attachments have become effective;

2.	The borrower has provided guarantee required by the lender. The guarantee contract has come into effect and passed relevant procedures such as approval, registering or filing.

3.
The Borrower has retained with the Lender the Borrower’s documents, bills, specimen seal impression, list of relevant personnel and signature sample relating to execution and performance of this Contract and properly fill in the relevant certificates;

4.	The Borrower has opened the account for performance of this Contract as required by the Lender;

5.
The Borrower shall, __three__ banking days prior to drawing, submit to the Lender a written application for drawing and the certificate of the loan purpose, and handle the relevant procedures for withdrawal;

6.
√ The Borrower has provided to the Lender the resolution and authorization approving execution and performance of this Contract issued by the board of director or other authorities of the Borrower (as an optional clause, ,it should be ascertained that the borrower has been approved and authorized before establishment of the contract); and

7.	Other conditions for drawing as stipulated by law or agreed by both Parties_/_

The Lenders may refuse the Borrower’s application for drawing if the above conditions for drawing are not satisfied, except the Lender agrees to extend the loan.

Article 6.Time Limit and Method of Withdrawal

1.	The Borrower shall draw the loan pursuant to the following second items:

(1) Draw the loan in a lump sum on __/_.
(2) Draw the loan in full within 5 days since February 7, 2012.
(3) Draw the loan by installments pursuant to the following provisions.

Time	Amount

2.
If the Borrower delays to draw any amount of the loan within the time limit as stipulated above, the Lender has the right to refuse the Borrower’s application for drawing the delayed amount thereafter.

If the Lender agrees to extend the said delayed amount, it shall have the right to charge the obligation fees at __/__ for the delayed amount; if the Lender refuses to extend the delayed amount, it shall have the right to charge the obligation fees at __/__ for the delayed amount.

Article 7. Payment for Loan

1.	Loan release account

The borrower should open an account in the lender ‘s bank as loan release accounts to use for issuing and. This account is special accounts which is only using as delivery and payment should not use for other usage) (Please note the sentence is optional, please delete if not appropriate)

Account Name: Ningbo Keyuan Plastic Co., ltd
Account No: 383159759542

2.	Loan Payment

(1) The payment for loan should under law and regulation, inspection and this contract. Every single withdrawal should be confirmed at the application. If the lender considers the payment for the loan is not applicable, the lender has the right to change and stop delivering loan and payment.

(2) If the borrower be commissioned to pay, which means, lender is commissioned under the contract. According to the CBRC and borrower’s internal management, the lender meets one of the following terms should use the commissioned payment：

A.	The lender and the borrower should build new credit business relationship and the borrower’s credit lever doesn’t meet the lender’s internal requirement.

B.
There is clearly payee for the withdraw application (specific account name and number) and the every single draw exceeds 10 million. (The foreign currency should convert according the exchange of the actual day __/_.

C.	Other term and situation between lender and borrower __/_.

(3) The lender pays the fund independently, which means that the lender grants the loan fund to the borrower’s account with the borrower’s withdraw application. Excluding the preceding terms above, other payment of the fund should be independent payment.

(4) Payment change. If there are changes for the outside payment and credit lever, independent loan payment and changeable loan fund payment which meets term 2 after submitting application. When there are changes of payment amount, counter-party, and fund usage under the changes of payment and commissioned payment.

3.	After granting the loan fund, shall provide fund usage record and information which is required by the lender, shall provide the preceding material including but not limited: payment voucher.
4.	After releasing loan, the borrower shall provide using record, documents and so on as requested by the lender.

5.	The lender has the right to cease the granting loan fund and payment if there is any possibility as below:

(1) The borrower breaches the contract by paying the commissioned payment with breaking up the whole into parts.
(2) The borrower’s credit lever and ability of profiting in main business is slumping

(3) The abnormal usage of the loan fund
(4) The borrower fails to provide the usage records and material as the leader required
(5) The borrower breaches the contract with paying leading fund.

Article 8. Repayments

1.
The lender appoints the following bank accounts as the fund collecting accounts, it should be only the accounts collects the money. The lender should provides the transfer in and out situation in time. The borrower have the rights to ask the lender to explain huge amount or unusual amount flowing and do the inspection on the accounts.

Account name: Ningbo Keyuan Plastics Co., Ltd
Account No: 383159759542

2.	Unless otherwise agreed by both Parties, the Borrower shall repay the loan hereunder pursuant to the following item:

(1)	The whole loan hereunder shall be repaid on the date of expiration of the term of the loan.
(2)	The loan hereunder shall be repaid pursuant to the following repayment schedule:

Repayment Time	Repayment Amounts

(3)	Other repayment plan: /

To change the above repayment schedule, the Borrower shall, three banking days prior to expiration of the relevant loan amount, apply to the Lender in writing, and change to such repayment schedule shall be subject to the written confirmation of both Parties.

3.
Unless otherwise agreed by both Parties, on condition that the Borrower defaults in payment of both the principal and interests, the Lender shall have the right to decide the sequence of payment of principal and interests; if there are several mature loans and overdue loans hereunder in case of repayment by installments, the Lender shall have the right to decide the sequence of repayment of certain loan by the Borrower; if there are several mature loan contracts between both Parties, the Lender shall have the right to decide the sequence of performance of each contract by the Borrower.

4.
Unless otherwise agreed by both Parties, the Borrower may repay the loan in advance, provided that it shall give a written notice of __5___ banking days to the Lender. The amount repaid in advance shall be firstly used to repay the loan to be mature lastly, i.e. repayment by the reverse sequence.

The Lender shall have the right to charge the compensatory fees for the loan repaid in advance at _/_.

5.	The Borrower shall repay the loan hereunder by _(1)_ of the following:

(1)
The Borrower shall, no later than three__ banking days prior to maturity of each sum of principal and interests, deposit adequate funds into the following account for repayment of the loan, and the Lender shall have the right to actively collect the sum from such account on the mature date of each sum of principal and interest.

Repayment account: Ningbo Keyuan Plastics Co., Ltd
Account No.: __383159759542____.

(2)	Other repayment method as agreed by both Parties: _ / .

Article 9. Guarantee

1.	The guarantee method under this contract is:

No guaranty.

This contract is the major contract of Maximum Guarantee Contract, Maximum Mortgage Contract, Maximum Pledge Contract with a code of Beilun 2009 loan 003and individual signed between the Guarantor Ningbo Keyuan Petrochemicals Co., Ltd and Ningbo Keyuan Plastics Co., Ltd and the Lender, which provides the maximum assurance. This contract is the major contract of X Maximum Guarantee Contract, X Maximum Mortgage Contract, X Maximum Pledge Contract with a code of / signed between / and the Lender. In addition, / provides / guarantee,…and the guarantee contract is signed.

Among them: the liability sum corresponded in this guarantee contract is not included in the maximum guarantee contract, while other liability sum is included. / provides / guarantee… and sign the guarantee contract.

(Other guarantee methods) /

2.
The Lender is entitled to, and the Borrower is liable to provide new guarantee, or change guarantor, etc, in the case that the Borrower notices that the implementation of the contract may be in peril, or the guarantee contracts becomes invalid, is withdrawn or canceled, or the economic status of the Lender and Guarantor deteriorates or gets involved in legal issues, or their ability of payment is imperiled by other factors, or the Guarantor violates the contract with the Lender or the Borrower, or the guaranty is depreciated, damaged, lost, or confiscated and becomes less valuable or valueless.

Article 10. Statements and Warranty

1.	The Borrower’s statements as following:

(1)	It is duly incorporated and validly existing, and has the full ability of civil rights and acts required for execution and performance of this Contract;

(2)
Its execution and performance of this Contract is its true declaration of intent, has obtained legal and valid authorization according to its articles of association or other internal constitutional document, and will not violate any agreement, contract and other legal documents binding upon the Borrower; it has or will obtain all approvals, permits, filings or registrations required for its execution and performance of this Contract;

(3)	All documents, financial Statements, certificates and materials provided by it to the Lender hereunder are true, complete, accurate and valid;

(4)	The transaction background under which it applies to the Lender for handling the business hereunder is true and legal, and is not for the purpose of money laundering

(5)	It does not conceal with the Lender any event that may affect its financial standing or ability of performance; and

(6)	It does not conceal with the Lender any event that may failed to obey PRC environmental standard and regulations or other pollution risk and

(7)	Other matters represented by it: __/__.

2. The Borrower’s warranty as following:

(1)
It will provide regularly or timely to the Lender its financial Statements (including but not limited to annual reports, quarterly reports and monthly reports) and other relevant materials; the borrower shall make sure that it can always confirm to the following requirement: __/__.

(2)	If the lender has signer or is about to sign a counter-guarantee contract or the like with the guarantor, that contract shall not alter or affect any terms under this contract.

(3)	It will be subject to the inspection and supervision of the Lender upon the credit loan, and provide adequate assistance and cooperation, reporting time :_1 month ___

(4)
It will timely notify the Lender in case of occurrence of any event that may affect its financial standing or ability of performance, including but not limited to the change of its operation such as division, merger, association, joint venture with foreign investors, contractual operation, reorganization, reform or plan for listing in any way, reduction of registered capital, transfer of major assets or equity, assumption of major debts, creation of new major debts over the mortgaged object, freezing up of the guaranteed object, dissolution, cancellation, application for bankruptcy by or against it, being subject to major litigation or arbitration, difficulty in its operation or deterioration of its financial standing, or its defaults under other contracts; if it will take any action of the forgoing that may affect its ability of repayment, it must obtain the consent of the Lender;

(5)
The sequence of its repayment of the Lender’s loan hereunder has precedence over the loan extended by its shareholders to it, and is not subordinate to the debts of the same kind owed to its other creditors;

(6)
√It will not distribute any dividend and bonus to its shareholders in any way from its pre-tax profits in the relevant fiscal year unless and until the principal, interests and expenses payable to the Lender during such fiscal year are paid off;

(7)
It will not dispose of its own assets in a manner impairing its ability of repayment; the total amount of guarantees provided by it will not be higher than ___1___ time(s) of its net assets, and the total amount of guarantees and the amount of single guarantee will not exceed the limit as stipulated in its articles of association;

(8)	The borrower is not allowed to transfer loan under this contract to the account with same name and related account exception of agreed by the Lender.

(9)	The terms under this contract, should not lower than any other financial organizations between the borrower and the lender of the guarantee terms, loan fund rate, payback sequent.

(10)	X should register currency transaction loan at FECB in time and pay the loan and interest and other procedure.

(11)	The borrower has the right to get back fund in advance which is according to the situation.

(12)	The borrower promise other items: _/_

Article11. Disclosure of Related Transaction in the Borrower’s Group.

The borrower and lender has the agreement as following first item:

1.
If the Borrower is a group client as determined by the Lender in accordance with the Guidelines on the Management of Risks of Credits Granted by Commercial Banks to Group Clients (referred to as “Guidelines” hereinafter).

2.
It shall timely report to the Lender any of its related-party transaction regarding more than 10% of its net assets, including the relationship between the related parties under the transaction, the project, nature and amount of the transaction or the relevant policies on ratio and pricing (including the transaction without consideration or with nominal consideration).

The Lender shall have the right to decide, at its own discretion, to stop to extend the loan not drawn by the Borrower and take back part or whole of the principal and interests of the loan in advance, if the Borrower is under any of the following circumstances: where based on false contracts with related parties, it uses such creditor’s right as any bill receivable or account receivable without true trade background to handle discount or pledge with the bank so as to illegally obtain the loan or credit of the bank; where it is subject to such events as major merger, acquisition or reorganization, which may affect the safety of the loan as deemed by the Lender; where it intentionally escapes the creditor’s right of the bank through related-party transaction; other circumstances as described in Article 18 of the Guidelines.

Article12. Default Events and Consequences

If the Borrower is under any of the following conditions, it shall constitute or be deemed as an default event hereunder:

1.	The Borrower fails to perform its obligations of payment and repayment pursuant to the provisions contained herein;

2.	The Borrower uses the loan hereunder for any purpose other than that as agreed in this Contract;

3.	Any representation made by the Borrower herein is untrue or violates any undertaking made by the Borrower herein;

4.
In case of occurrence of the circumstances as described in item (3) of ⅸ 2 hereof, the Lender deems it will affect the financial standing and ability of performance of the Borrower, but the Borrower fails to provide new guarantee and replace the surety pursuant to the provisions of this Contract;

5.
The Borrower’s credit standing decrease, or its indexes of profitability, ability of repayment, performance, or cash flow deteriorate, which exceeds the requirements of this contract or other financial contracts.

6.	X the Borrower violates provisions of the contract with the Leander or sub-branches of Bank of China

√The Borrower violates provisions of the contract with the Leander or sub-branches of Bank of China: The borrower violates provision of the contract with other financial organization (please chose the applicable one, and delete the inapplicable one.)

7.	The Guarantor violates provisions of the contract with the Leander or sub-braches of Bank of China;

8.	The Borrower stops its business operation or is dissolved, cancelled or bankrupt.

9.
The Lender spots conditions that may affect the Borrower’s and the Guarantor’s financial status and fulfillment of the contract during its annual review on them(every full year after the effective date).

10.
The Borrower violates other provisions hereof regarding the rights and obligations of both Parties; In case of occurrence of any of the above event of breach, the Lender shall have the right to take one or more of the following measures based on the specific circumstances:

1. Require the Borrower to rectify its breach within a stipulated time limit;
2. Reduce, suspend or terminate the credit line granted to the Borrower in part or in whole;
3. Suspend or terminate acceptance of the Borrower’s application for drawing under this Contract and other contracts between the Lender and the Borrower in part or in whole; suspend or terminate in part or in whole extending and handling any loan and trade financing not extended and handled;
4. Accelerate in part or in whole the principal, interests and other payables of the loan/trade financing outstanding under this Contract and other contracts between the Lender and Borrower;
5. Terminate this Contract, and terminate other contracts between the Lender and Borrower in part or in whole;
6. Require the Borrower to indemnify the losses caused to the Lender by the breach of the Borrower;
7. Only by giving a prior or subsequent notice, transfer the amounts in the accounts opened by the Borrower with the Lender and other branches of XX Bank to satisfy all or part of the debts owed to the Lender under this Contract. The unmatured amount in such accounts shall be deemed mature in advance. If the currency in such accounts is not the same as that used by the Lender for settlement, the amounts in such accounts shall be converted at the quoted exchange rate for settlement and sales of foreign exchange applicable to the Lender at the time of transfer;
8. Exert the real rights granted by way of security;
9. Require the Guarantor to assume the responsibility of guarantee;
10. Other measures necessary and practicable as deemed by the Lender.

Article 13. Reservation of the Rights

If one party fails to fulfill entire or part rights under this contract or request the other party to fulfill, undertake entire or part obligations, responsibilities, it shall not be considered to waive the obligations or responsibilities.

Any party’s tolerance or extension or delay execution of the rights under this contract towards another party shall not affect the rights under this contact and laws and regulations, also not considered to waive the rights.

Article 14. Amendment, Modification and Termination

This contract can be amended or modified in writing  mutual agreement. Any amendments or modifications are inseparable parts of this contract.

Unless otherwise specified by laws or regulations or covenants, this contract is not allowed to terminate till the rights and obligations are completely executed.

Unless otherwise specified by laws or regulations or covenants, invalidation of any items under this contract will never affect the other items’ legal effectiveness.

Article 15. Applicable Laws and Settlement
This contract shall be governed by the laws of PRC.

After this contract becomes effective, all disputes concerning this contract should be settled through friendly negotiation. When negotiation fails, any party can settle with following second method;

1.	Submit to ___________________Arbitration Committee to arbitrate.
2.	Submit to the People’s court located in the domicile of Party B or other corresponding institutions of Bank of China, Inc.
3.	Prosecute the People's Courts with jurisdiction.

During the settlement period, if this dispute does not affect the performance of this other items, the other items shall continue to performance,

Article 16. Attachment

The following attachments and other attachments ensured by both parties makes up the inseparable parts of this contract, and possess the equal legal validity.
1,__________/_______;
2,__________/_______;
……

Article 17.  Other Covenants

1.	Without Party B’s written consent, Party A is not allowed to transfer rights or obligations to the third parties.

2.
If Party B entrusts any other institutes of Bank of China to execute the rights and obligations under this contract, Party A shall agree. Party B or its designees are entitled to exercise all the rights under this agreement and to file a lawsuit in the People's Courts or submit to the Arbitration Committee to arbitrate.

3.	In case of not affecting the other covenants of this contract, this contract has the legal binding to the heirs and transferees.

4.
Apart from the other covenants, the address specified in this contract by both parties is regarded as the contract address, and also promise that when the contract address changes, then information will sent to the party in written form in time.

5.	The transactions under this contract is handled basing on independent interest.

6.	The titles and business names in this contract are just used for the purpose of convenience, and can’t be used for the purpose to explain the clause content, and obligations and rights of the party.

7.
The borrower has the right to submit related information and the lender’s other information to the credit system of the People’s Bank of China and other credit data to be searched and used by qualified institution or individual. The borrower also has the right to search the lender’s information through above credit system before entering into this contract.

8.	If withdrawal date, repayment date is the same day of legal holidays, it shall be postponed to the following working day.

9.
Per the changes of laws and regulations or regulatory process or the requirements of regulatory authority, Party B is unable to execute this agreement or execute according to covenants, Party B has the right to terminate or amend this agreement or single agreement according to the changes of laws and regulations or regulatory process or the requirements of regulatory authority and exemption from liability.

Article 19.  Conditions for effectiveness

This contract becomes effective upon the signature and seal of the legal representatives of both parties, principals or the authorized persons.

This contract made in three copies, each party has one copy, all having the same legal effects.

Party A: Ningbo Keyuan Plastic Co., Ltd	Party B: Bank of China, Inc Beilun Branch

The authorized person:	The authorized person:

Feburary 07, 2012	Feburary 07, 2012